EXHIBIT 99.1

Galaxy Gaming's CEO Addresses Shareholders

LAS VEGAS, July 19, 2013 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ), announced today that Chief Executive Officer Robert Saucier prepared and distributed a comprehensive communication to shareholders discussing recent events. The Las Vegas-based company is the world's second largest developer, manufacturer and distributor of cutting-edge products for the casino industry, including casino table games, enhanced game systems and e-Tables.

In the correspondence, titled "An Open Letter to Galaxy Gaming Shareholders", Saucier conferred the following:

  Additional discussion pertaining to an administrative action ongoing in California.
  A refutation of media reports pertaining to the Company and its CEO.
  Initial reaction and commentary regarding this week's purchase of SHFL Entertainment by Bally's.
  A summary of the Company's excellent future growth prospects.

The letter represents Galaxy Gaming's continued commitment to open and transparent communication with all shareholders and interested parties and can be viewed in its entirety at the Galaxy Gaming website.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.

CONTACT: Galaxy Gaming
         Jonathan Wilcox
         (702) 939-3254